SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2006

LIFECELL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	01-19890	76-0172936
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Millenium Way
Branchburg, New Jersey	08876
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (908) 947-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On August 14, 2006, Young C. McGuinn, LifeCell Corporation's ("LifeCell") Vice President, Manufacturing Operations, accepted the terms of a letter agreement regarding severance benefits (the "Severance Agreement") that was delivered to her by LifeCell. The terms of the Severance Agreement were conditioned upon Ms. McGuinn's execution of a confidentiality, assignment of contributions and inventions, non-competition and non-solicitation agreement (the "Covenants Agreement"), which Covenants Agreement was executed by Ms. McGuinn on August 14, 2006. In accordance with the terms of the Severance Agreement, on August 17, 2006, LifeCell executed a letter agreement to Ms. McGuinn regarding change in control (the "Change in Control Agreement").

Severance.

The Severance Agreement provides that Ms. McGuinn's employment is "at will." Accordingly, Ms. McGuinn may resign from LifeCell at any time with or without cause and LifeCell may terminate Ms. McGuinn's employment at any time with or without cause or notice. However, in accordance with the Severance Agreement, if LifeCell terminates Ms. McGuinn's employment without "cause," she is entitled to continuation of her base salary for nine months and nine months of subsidized COBRA coverage. The severance payments and benefits are conditioned upon Ms. McGuinn's execution of a general release in favor of LifeCell and related parties.

Change in Control Payments and Benefits.

Under the Change in Control Agreement, if, within the period beginning three months prior to a "change in control" and ending twelve months after a change in control, there occurs a "trigger event," Ms. McGuinn is entitled to payment equal to twelve months' base salary (the "Twelve Month Amount") and twelve months of subsidized COBRA coverage. The Twelve Month Amount is payable in installments over twelve months. Payments and benefits upon a trigger event are in lieu of the severance payments and benefits described in the paragraph above captioned "Severance" and are conditioned upon the execution of a general release in favor of LifeCell and related parties. A "trigger event" is defined to include, without limitation, termination by LifeCell without cause or resignation by Ms. McGuinn for good reason.

Additionally, upon a change in control all stock options shall become immediately vested and exercisable for a period of the longer of the exercise period in effect immediately prior to the change in control or the period ending ninety days after the effective date of the change in control.

In the event that payment of the Twelve Month Amount and the other benefits under the Change in Control Agreement would cause such payments to be nondeductible by LifeCell because of Section 280G of the Internal Revenue Code, the payments and benefits under the Change in Control Agreement will be reduced to the minimum extent necessary so that all such payments and benefits are deductible under Section 280G of the Code.

Confidentiality, Assignment of Contributions and Inventions, Non-Competition and Non-Solicitation Agreement.

The Covenants Agreement provides for the assignment of all "contributions" and "inventions," and prohibits Ms. McGuinn from engaging in a "competitive business" or soliciting employees, agents, customers, distributors and suppliers during her employment and for a period of one year after the termination of her employment.

The foregoing description of the terms of the Severance Agreement and Change in Control Agreement is qualified in its entirety by reference to the actual terms of the Severance Agreement and Change in Control Agreement, which are attached as Exhibits 10.1 through 10.2 to this current report.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

As described above, the following Exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit 10.1	Severance Agreement between LifeCell and Young C. McGuinn, dated August14, 2006

Exhibit 10.2	Change in Control Agreement between LifeCell and Young C. McGuinn, dated August 17, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFECELL CORPORATION

By:	/s/ Steven T. Sobieski
Steven T. Sobieski
Chief Financial Officer
Date: August 18, 2006